Exhibit 99.2 1 SAUL CENTERS, INC. 2024 STOCK INCENTIVE PLAN NOTICE OF STOCK OPTION GRANT You have been granted the following Option (this “Option” or this “Award”) to purchase shares of Common Stock (“Stock”) of Saul Centers, Inc. (the “Company”) under the Saul Centers, Inc. 2024 Stock Incentive Plan (as may be amended from time to time, the “Plan”): Name of Optionee: [Name of Optionee] Grant Date: [Date of Grant] Total Number of Shares Subject to Option: [Total Shares] Type of Option: ☐ Incentive Stock Option ☐ Nonstatutory Stock Option Exercise Price Per Share: $[Exercise Price] Vesting Commencement Date: [Vesting Commencement Date] Vesting Schedule: [This Option becomes exercisable when you complete [___] months of continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Actual vesting schedule to be inserted.] Notwithstanding anything to the contrary, if your Service terminates due to your Disability (as defined in the Plan) or your death, the Option shall vest with respect to 100% of the Shares underlying this Option as of the date of your termination. Notwithstanding anything to the contrary, if your Service terminates without Cause (as defined below) or you resign for Good Reason (as defined below), in each case, within three (3) months prior to, or within twelve (12) months following, the consummation of a Change in Control (as defined in the Plan), and you sign and do not revoke a standard release of claims with the Company in a form acceptable to the Company (the “Release”) within sixty (60) days of your termination, or such earlier deadline required by the Release, the Option shall vest with respect to 100% of the Shares underlying this Option as of the date of your termination[; provided, however, that notwithstanding any contrary term of this Agreement, if you are entitled to accelerated vesting because your Service terminates without Cause or you resign for Good Reason within three (3) months prior to a Change in Control: (x) the portion of the Option subject to such accelerated

2 vesting shall not be forfeited or terminated upon your termination date pending the Change in Control and (y) the accelerated vesting shall be deemed to take place immediately prior to the effective date of the Change in Control]. “Cause” shall mean the good faith determination by the Board that one of the following events has occurred: (A) conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude; (B) act of fraud, theft or embezzlement with respect to the Company; (C) willful failure to substantially perform your duties or comply with Board instructions (other than as a result of your mental or physical disability); (D) breach of fiduciary duty that causes material harm to the Company; (E) material breach of your employment agreement or any proprietary information and inventions agreements, or (F) material breach of a Company material policy. “Good Reason” shall mean any action by the Company (or its successors or acquirers) that, without your written consent, results in any of the following, provided that you provide notice to the Company within ninety (90) days of the initial occurrence of any such action, such action is not cured by the Company within thirty (30) days of such notice and you resign within sixty (60) days following expiration of the cure period: (A) a material diminishment in your title, authority, duties or responsibilities (other than a mere change in title following a Change in Control to a substantially similar position with a successor or acquirer); (B) a material reduction in your base compensation or target bonus; or (C) following a Change in Control, a change in your principal work site by more than fifty (50) miles. Expiration Date: [Expiration Date] This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement. By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Option Grant and the Stock Option Agreement (collectively, this “Agreement”), each of which are attached to and made a part of this document. By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by

3 the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Stock Option Grant, the attached Stock Option Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing (or electronically accepting) this Notice of Stock Option Grant and that you have either consulted such counsel or voluntarily declined to consult such counsel. OPTIONEE Optionee’s Signature Optionee’s Printed Name SAUL CENTERS, INC. By: Name: Title:

4 SAUL CENTERS, INC. 2024 STOCK INCENTIVE PLAN STOCK OPTION AGREEMENT The Plan and Other Agreements The Option that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan. The attached Notice of Stock Option Grant, this Agreement, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Option are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company. Tax Treatment This Option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it will be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Code. Vesting This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional Shares after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason. Term This Option expires in any event at the close of business at the Company’s headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth (5th) anniversary for a more than ten percent (10%) shareholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below. Regular Termination If your Service terminates for any reason except due to your death or Disability, then this Option will expire and be forfeited at the close of business at the Company’s headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration

5 Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons. Death If your Service terminates because of your death, then this Option will expire and be forfeited at the close of business at the Company’s headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to twelve (12) months, your estate or heirs may exercise this Option. Disability If your Service terminates because of your Disability, then this Option will expire and be forfeited at the close of business at the Company’s headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date). Leaves of Absence For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule. Restrictions on Exercise The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Stock pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval will not have been obtained. Notice of Exercise When you wish to exercise this Option you must provide a written or electronic notice of exercise form (substantially in the form attached to this Agreement as Exhibit A) in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares

6 you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so. Form of Payment When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):  Your personal check, a cashier’s check, a money order or a wire transfer.  Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. If approved by the Company, instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of this Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.  By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.  By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.

7  If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option will be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued will be paid by you in cash or other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.  Any other form permitted by the Committee in its sole discretion. Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion. Withholding Taxes and Stock Withholding Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax- Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that

8 the Company only withholds the amount of Shares necessary to satisfy the maximum applicable tax withholding rate, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. The Company and your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section. Restrictions on Resale You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify. Transfer of Option In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you, by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this Option in any other way. However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or

9 sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than fifty percent (50%) of the voting interest. In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement. Stockholder Rights This Option carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan. No Retention Rights Neither this Option nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause. You understand and acknowledge that the vesting of this Option pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Option). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause. Adjustments The number of Shares covered by this Option and the exercise price per Share will be subject to adjustment in the event of a stock split, a

10 stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional stock options or securities to which you are entitled by reason of this Award. Successors and Assigns Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns. Notice Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. Section 409A of the Code To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A. Applicable Law and Choice of Venue This Agreement will be interpreted and enforced under the laws of the State of Maryland without application of the conflicts of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation

11 will be conducted only in the courts of State of Maryland, or the federal courts of the United States located in State of Maryland and no other courts. Governing Document This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Stock Option Grant, and those of the Plan, the provisions of the Plan will control. Notwithstanding provisions in this Agreement, this Award shall be subject to additional terms and conditions for Participants outside the United States. set forth in an addendum to this Agreement, including any additional terms and conditions for your country. Moreover, if you relocate to another country, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any addendum to this Agreement constitutes part of this Agreement. Severability In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid. Recoupment This Option is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Stock or other cash or property received with respect to the Option (including any value received from a disposition of the Stock acquired upon exercise of the Option). No Tax, Legal or Investment Advice The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Stock. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding this Award and Tax-Related Items arising in

12 connection with this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so. Miscellaneous You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and no inference shall be drawn from the grant of this Option with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of shares of Stock subject to options, the exercise price and the vesting schedule, will be at the sole discretion of the Company. The value of this Option will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments. You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement. You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan. You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company and details of all options or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates

13 will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit shares of Stock acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing. You acknowledge and agree that you have reviewed the documents provided to you in relation to the Option in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option. BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

EXHIBIT A A-1 SAUL CENTERS, INC. 2024 STOCK INCENTIVE PLAN NOTICE OF EXERCISE OF STOCK OPTION OPTIONEE INFORMATION: Name: Social Security Number: Employee Number: Address: OPTION INFORMATION: Grant Date: Exercise Price per Share: $ Total Number of Shares of Saul Centers, Inc. (the “Company”) Covered by Option: Type of Stock Option: ☐ Nonstatutory (NSO) ☐ Incentive (ISO) Number of Shares of the Company for which Option is Being Exercised Now: (the “Purchased Shares”) Total Exercise Price for the Purchased Shares: $ Form of Payment: ☐ Cash or Check for $ payable to “Saul Centers, Inc.” ☐ Cashless exercise ☐ Net exercise Name(s) in which the Purchased Shares should be Registered: The Certificate for the Purchased Shares (if any) should be sent to the Following Address: ACKNOWLEDGMENTS: 1. I understand that all sales of Purchased Shares are subject to compliance with the Company’s policy on securities trades.

A-2 2. I hereby acknowledge that I received and read a copy of the prospectus describing the Saul Centers, Inc. 2024 Stock Incentive Plan and the tax consequences of an exercise. 3. In the case of a nonstatutory option, I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option. 4. In the case of an incentive stock option, I agree to notify the Company if I dispose of the Purchased Shares before I have met both of the tax holding periods applicable to incentive stock options (that is, if I dispose of the Purchased Shares prior to the date that is two (2) years after the Grant Date and one (1) year after the date the option was exercised). SIGNATURE AND DATE: , 20